INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION OR AMENDMENT. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-37231
                             SUBJECT TO COMPLETION

            PRELIMINARY PROSPECTUS SUPPLEMENT DATED DECEMBER 1, 1997

PROSPECTUS SUPPLEMENT

                               10,750,000 SHARES

                                     [LOGO]
                                  COMMON STOCK
                               ------------------

    Of the 10,750,000 shares of Common Stock, par value $0.01 per share, including the associated preferred share purchase rights (the "Common Stock"), offered hereby by Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet"), 8,600,000 shares are being offered initially in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters and 2,150,000 shares are being offered initially in a concurrent offering outside the United States and Canada (the "International Offering") by the International Managers, subject to transfers between the U.S. Underwriters and the International Managers (collectively, the "Underwriters"). Such offerings are collectively referred to as the "Offering". The price to public and underwriting discount per share will be identical for both offerings. See "Underwriting".

    The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, listed on the New York Stock Exchange (the "NYSE") under the symbol "FLT". On November 28, 1997, the last reported sale price of the Common Stock as reported on the NYSE composite tape was $66.125 per share. See "Market Prices and Dividend Policy." For a description of the terms of the Common Stock, see "Description of Common Stock" in the accompanying Prospectus.
                           --------------------------

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS
   AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE BANK
         INSURANCE FUND OF THE FDIC OR BY ANY OTHER GOVERNMENTAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                          CONTRARY IS A CRIMINAL OFFENSE.

                                                      PRICE TO              UNDERWRITING            PROCEEDS TO
                                                       PUBLIC               DISCOUNT (1)             FLEET (2)
Per Share....................................            $                       $                       $
Total........................................            $                       $                       $

(1) Fleet has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(2) Before deducting expenses of the Offering estimated at $175,000 payable by Fleet.
                            ------------------------
    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about December   , 1997.
                           --------------------------
MERRILL LYNCH & CO.                                               UBS SECURITIES
CREDIT SUISSE FIRST BOSTON
         GOLDMAN, SACHS & CO.
                  KEEFE, BRUYETTE & WOODS, INC.
                           LEHMAN BROTHERS
                                    SALOMON SMITH BARNEY
                           --------------------------
          The date of this Prospectus Supplement is December   , 1997.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING AND SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

    FOR INVESTORS OUTSIDE THE UNITED STATES: NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY FLEET OR BY ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY FLEET AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    Certain statements contained in or incorporated by reference in this Prospectus Supplement and accompanying Prospectus may be considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future operating results of Fleet, including certain projections, business trends and future operating results of Fleet and the companies it is acquiring described herein under "Recent Transactions". Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to (i) expected cost savings from the acquisitions cannot fully be realized or realized within the expected timeframe; (ii) revenues following the acquisitions are lower than expected; (iii) competitive pressures among financial institutions increase significantly; (iv) costs or difficulties related to the integration of the businesses are greater than expected; (v) general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected; (vi) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged; (vii) those factors discussed in the accompanying Prospectus under "Fleet Financial Group, Inc.--Regulatory Matters"; and (viii) other risks and uncertainties detailed from time to time in the filings of Fleet with the Securities and Exchange Commission (the "Commission").

                          FLEET FINANCIAL GROUP, INC.

    THIS SECTION REPLACES THE SECTION ENTITLED "FLEET FINANCIAL GROUP, INC. -- GENERAL" IN THE ACCOMPANYING PROSPECTUS.

    Fleet is a diversified financial services company organized under the laws of the State of Rhode Island. At September 30, 1997, Fleet was the 12th largest bank holding company in the United States, with total assets of $83.6 billion, total deposits of $62.9 billion and stockholders' equity of $7.2 billion.

    Fleet is engaged in a general consumer and commercial banking and investment management business throughout the states of Connecticut, Massachusetts, New Jersey, New York, Rhode Island, Maine, New Hampshire and Florida through its five banking subsidiaries, and also provides, through its nonbanking subsidiaries, a variety of financial services, including mortgage banking, asset-based lending, consumer finance, real estate financing, securities brokerage services, capital markets services and investment banking, investment advice and management, data processing and student loan servicing.

    The principal office of Fleet is located at One Federal Street, Boston, Massachusetts 02110, telephone number (617) 346-4000.

                              RECENT TRANSACTIONS

    Consistent with Fleet's strategy to combine the strengths of a leading regional bank with the national distribution capabilities of a diversified financial services company, Fleet has agreed to make three acquisitions which will expand its investment advisory, discount brokerage and credit card business lines, as well as to expand the number and geographic diversity of its customer base. As a result of these acquisitions, customers served by Fleet are expected to increase from approximately 6.2 million to approximately 13.2 million and revenue from outside New England is expected to increase to over 50% of Fleet's total revenue.

COLUMBIA MANAGEMENT COMPANY

    On August 14, 1997, Fleet agreed to acquire Columbia Management Company ("Columbia"), a Portland, Oregon-based asset manager with 1996 revenues of $96 million and $22 billion under management, including a family of no-load mutual funds. The premium to be paid for the purchase of Columbia is $400 million. The agreement stipulates potential earnout and management retention incentives to be paid over six years. The acquisition of Columbia will increase Fleet's investment advisory assets under management by 40% and will broaden its institutional product and mutual fund offerings and both retail and institutional national client base. Following the closing of the transaction, Columbia will be run as an independent business unit of Fleet, with senior members of Columbia's management committed to remain with Columbia after the closing. Fleet currently expects this transaction to close by the end of 1997 or early in the first quarter of 1998. Fleet will account for this acquisition under the purchase method of accounting.

THE QUICK & REILLY GROUP, INC.

    On September 17, 1997, Fleet announced that it had entered into an agreement to acquire The Quick & Reilly Group, Inc. ("Quick & Reilly") at an exchange ratio of 0.578 shares of Common Stock for each share of Quick & Reilly common stock. As of October 31, 1997, approximately 38.6 million shares of Quick & Reilly common stock were issued and outstanding. Quick & Reilly is the third largest discount brokerage firm in the United States, with revenues for its fiscal year ended February 28, 1997 of $507 million.

    The Quick & Reilly transaction will give Fleet the opportunity to significantly expand its distribution channels for its consumer banking, investment management services, discount brokerage services and sales of its mutual fund and annuity products. The transaction will also allow Fleet to expand its retail customer base and provide its existing customers with additional investment and securities products. Quick & Reilly will be operated as an independent operation within Fleet's investment management services division. As part of the transaction, the top six members of Quick & Reilly's management have entered into five-year employment agreements to continue with Fleet following the closing. The agreement also provides for management retention and performance-based incentives to be paid to Quick & Reilly's senior managers over three years.

    Quick & Reilly operates as a holding company for its four principal operating subsidiaries: Quick & Reilly, Inc. ("Q&R, Inc."), a New York Stock Exchange member organization performing discount brokerage services for individual retail customers; U.S. Clearing Corp., a securities clearing operation which clears all securities transactions for Q&R, Inc.'s customer accounts and other correspondent brokerage firms; JJC Specialist Corp., one of the largest specialist firms on the floor of the New York Stock Exchange, making a market in the equity securities of New York Stock Exchange-listed companies; and Nash Weiss & Co., a brokerage firm which acts as a market maker in over-the-counter securities.

    The acquisition, to be accounted for as a pooling of interests, is expected to close early in the first quarter of 1998.

ADVANTA CORPORATION

    On October 28, 1997, Fleet agreed to acquire the credit card operations of Advanta Corporation ("Advanta") for a premium of approximately $500 million, with an aggregate potential $100 million earnout to be paid over five years. Advanta's credit card operations, which earned $30 million in the third quarter of 1997, will add approximately $11.5 billion in managed credit card receivables. Following consummation of this transaction and the combination of Fleet's credit card operations with those of Advanta's, Fleet believes that it will be among the top ten issuers of credit cards in the United States, with approximately $14 billion in managed receivables and over 8 million customers.

    The acquisition of Advanta's credit card operations will allow Fleet to compete on a larger scale in a competitive environment of credit card business consolidations in order to retain and grow Fleet's customer base. Fleet believes that this acquisition will enhance Fleet's credit card operations by providing the opportunity to combine Fleet's risk management practices with Advanta's state of the art database technology, direct marketing, and product testing capabilities in the credit card business.

    The transaction, to be accounted for under the purchase method of accounting, is expected to close in the first quarter of 1998.

                             THIRD QUARTER RESULTS

    Fleet reported net income of $329 million for the third quarter of 1997, or $1.20 per common share, an increase of 18%, compared to $295 million, or $1.02 per common share, earned in the third quarter of 1996. Return on average assets and return on common equity for the third quarter of 1997 were 1.60% and 19.89%, respectively, as compared to 1.35% and 17.83%, respectively, for the third quarter of 1996. Net income for the first nine months of 1997 was $968 million, or $3.48 per common share, an increase of 20%, compared to $836 million, or $2.91 per common share, for the first nine months of 1996.

    Net interest income totaled $926 million during the third quarter of 1997, an increase of $10 million from the second quarter of 1997 and a decrease of $8 million from the third quarter of 1996. The increase in net interest income from the second quarter is primarily attributable to $1.1 billion of growth in the loan portfolio. Net interest margin for the third quarter of 1997 was 5.23%, compared to 5.25% for the second quarter of 1997 and 5.01% for the third quarter of 1996.

    The provision for credit losses in the third quarter of 1997 was $85 million, as compared to $65 million for the third quarter of 1996. Net charge-offs for the third quarter of 1997 were $93 million, as compared to $110 million for the third quarter of 1996, the result of continued improvement in Fleet's commercial credit portfolios. Nonperforming assets in the third quarter of 1997 totaled $479 million, a decrease of $52 million from the second quarter of 1997 and $280 million from the third quarter of 1996. The reserve for credit losses was $1.4 billion, $1.4 billion and $1.5 billion at September 30, 1997, June 30, 1997 and September 30, 1996, respectively. The reserve for credit losses represented 2.4%, 2.5% and 2.6% of total loans at September 30, 1997, June 30, 1997 and September 30, 1996, respectively.

    Noninterest income in the third quarter of 1997 totaled $514 million, an increase of $30 million over the third quarter of 1996, after adjusting for divested businesses. While growth was experienced in nearly all major core noninterest revenue categories, the results of certain strategic initiatives were particularly noteworthy. After adjusting for the sale of the corporate trust business, investment services revenue in the third quarter of 1997 increased by $16 million, or 18%, from the third quarter of 1996 due to growth in the levels of managed assets fueled by the strong equity market. Revenues in the third quarter of 1997 from the corporate finance division, which was established in March 1996, increased by $18 million to $21 million from the third quarter of 1996. Noninterest expense in the third quarter of 1997 totaled $791 million, a decrease of $70 million as compared to $861 million during the third quarter of 1996.

    Total assets at September 30, 1997 were $83.6 billion, compared to $83.4 billion at June 30, 1997. Stockholders' equity amounted to $7.2 billion at September 30, 1997, compared to $7.0 billion at June 30, 1997.

                                USE OF PROCEEDS

    The net proceeds of the Offering are estimated to be approximately $696 million, after deduction of the underwriting discount and estimated offering expenses and assuming an offering price of $66.125 per share, the last reported sale price of the Common Stock as reported on the NYSE composite tape on November 28, 1997. Fleet intends to use approximately $500 million of the net proceeds of the Offering in connection with the Advanta transaction and the remaining net proceeds for general corporate purposes, principally to extend credit to, or fund investments in, its subsidiaries. The precise amounts and timing of extensions of credit to, and investments in, such subsidiaries will depend upon the subsidiaries' funding requirements and the availability of other funds. Pending such applications, the net proceeds may be temporarily invested in marketable securities or applied to the reduction of Fleet's short-term indebtedness. Based upon the historic and anticipated future growth of Fleet and the financial needs of its subsidiaries, Fleet may engage in additional financing of a character and amount to be determined as the need arises.

                       MARKET PRICES AND DIVIDEND POLICY

    The Common Stock is listed on the NYSE under the symbol "FLT". At October 31, 1997, there were 250,218,766 shares of Common Stock outstanding which were held by approximately 55,046 holders of record and approximately 165,138 beneficial owners.

    The following table sets forth the high and low sales prices for Fleet Common Stock as reported on the NYSE composite tape, and the cash dividends declared, for the calendar periods indicated.

                                                                                          PRICE             CASH
                                                                                   --------------------   DIVIDENDS
CALENDAR YEAR                                                                        HIGH        LOW      DECLARED
---------------------------------------------------------------------------------  ---------  ---------  -----------
1995
First Quarter....................................................................  $  34.625  $  30.875   $     .40
Second Quarter...................................................................     38.375     32.125         .40
Third Quarter....................................................................     39.125     35.000         .40
Fourth Quarter...................................................................     43.000     38.125         .43

1996
First Quarter....................................................................  $  42.500  $  39.250   $     .43
Second Quarter...................................................................     45.375     40.375         .43
Third Quarter....................................................................     44.625     38.500         .43
Fourth Quarter...................................................................     55.875     44.875         .45

1997
First Quarter....................................................................  $  62.750  $  49.625   $     .45
Second Quarter...................................................................     65.813     55.500         .45
Third Quarter....................................................................     70.750     63.375         .45
Fourth Quarter (through November 28, 1997).......................................     69.563     61.938         .49

    The last sale price of the Common Stock as reported on the NYSE composite tape on November 28, 1997 was $66.125 per share.

    In the fourth quarter of 1997, the Board of Directors of Fleet increased the quarterly dividend from $.45 to $.49 per share. The declaration and amount of future dividends, including any dividend to be declared during the first quarter of 1998, will depend on circumstances existing at the time, including Fleet's earnings, financial condition and capital requirements as well as regulatory limitations and such other factors as the Board of Directors may deem relevant. As described under "Fleet Financial Group, Inc.--Regulatory Matters" in the accompanying Prospectus, federal law limits the ability of Fleet's subsidiary national banks to pay dividends to Fleet.

                                 CAPITALIZATION

    The following table sets forth the actual consolidated capitalization of Fleet at September 30, 1997, and Fleet's capitalization as adjusted to give effect to the Offering, assuming a price per share of $66.125, the last reported sale price of the Common Stock as reported on the NYSE composite tape on November 28, 1997. This table should be read in conjunction with Fleet's consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference".

                                                                                     AS
                                                                        ACTUAL    ADJUSTED
                                                                       ---------  ---------
                                                                         AT SEPTEMBER 30,
                                                                               1997
                                                                       --------------------

                                                                           (DOLLARS IN
                                                                            MILLIONS)
Long-term debt.......................................................  $   4,459  $   4,459

STOCKHOLDERS' EQUITY
  Preferred stock, $1.00 par value...................................        835        835
  Common stock, $.01 par value.......................................          3          3
  Common surplus.....................................................      3,112      3,202
  Retained earnings..................................................      3,919      3,919
  Net unrealized gain on securities..................................         71         71
  Treasury stock.....................................................       (753)      (147)
                                                                       ---------  ---------

Total stockholders' equity...........................................      7,187      7,883
                                                                       ---------  ---------

Total long-term debt and stockholders' equity........................  $  11,646  $  12,342
                                                                       ---------  ---------
                                                                       ---------  ---------

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following unaudited consolidated summary sets forth selected financial data for Fleet and its subsidiaries for the nine months ended September 30, 1997 and 1996 and for each of the years in the five-year period ending December 31, 1996. The following summary should be read in conjunction with the financial information incorporated herein by reference to other documents. See "Incorporation of Certain Documents by Reference". The summary for the nine months ended September 30, 1997 and 1996 is based on unaudited financial statements which include all adjustments that, in the opinion of management of Fleet, are necessary for a fair presentation of the results of the respective interim periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results expected for 1997 or any other interim period. Certain amounts in prior periods have been reclassified to conform to current-year presentation.

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                                  YEAR ENDED DECEMBER 31,
                          -------------------------------------     ----------------------------------------------------------
                                1997                 1996                 1996                 1995                 1994
                          ----------------     ----------------     ----------------     ----------------     ----------------
                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

CONSOLIDATED SUMMARY
OF OPERATIONS:
  Interest income
    (fully taxable
    equivalent).......    $          4,393     $          4,379     $          5,878     $          6,069     $          5,260
  Interest expense....               1,649                1,850                2,439                3,005                2,161
  Net interest
    income............               2,744                2,529                3,439                3,064                3,099
  Provision for credit
    losses............                 233                  148                  213                  101                   65
  Net interest income
    after provision
    for credit
    losses............               2,511                2,381                3,226                2,963                3,034
  Noninterest
    income............               1,730                1,484                2,013                1,665                1,468
  Noninterest
    expense...........               2,584                2,416                3,272                3,550                3,070
  Net income..........                 968                  836                1,139                 (610a)                849
EARNINGS PER COMMON
SHARE:
  Fully diluted.......    $           3.48     $           2.91     $           3.95     $           1.57(a)  $           3.09
  Weighted average
    fully diluted
    shares
    outstanding.......         264,022,822          269,259,878          270,393,996          265,886,363          264,828,469
  Book value per
    common share......    $          25.42     $          23.90     $          24.66     $          22.71     $          20.68
  Cash dividends
    declared per
    common share......                1.35                 1.29                 1.74                 1.63                 1.40
  Common dividend
    payout ratios.....                37.3%                43.3%                42.8%                90.4%                36.8%
RATIO OF EARNINGS TO
FIXED CHARGES:
  Excluding interest
    on deposits.......                4.60x                3.41x                3.62x                1.78x                2.33x
  Including interest
    on deposits.......                1.97                 1.75                 1.78                 1.34                 1.62
RATIO OF EARNINGS TO
FIXED CHARGES AND
DIVIDENDS ON PREFERRED
STOCK:
  Excluding interest
    on deposits.......                4.04                 3.10                 3.26                 1.74                 2.27
  Including interest
    on deposits.......                1.92                 1.72                 1.74                 1.33                 1.61
CONSOLIDATED BALANCE
SHEET--
    AVERAGE BALANCES:
  Total assets........    $         82,092     $         82,220     $         83,124     $         82,727     $         79,561
  Securities held to
    maturity(c).......               1,138                  980                1,045                7,736                8,787
  Securities available
    for sale(c).......               7,395               10,836               10,287               12,779               16,923
  Loans and leases,
    net of unearned
    income............              58,593               55,004               56,074               51,043               44,102
  Interest-bearing
    deposits..........              47,703               46,489               47,334               43,120               40,113
  Short-term
    borrowings........               4,433                6,497                5,844               14,046               15,355
  Long-term
    debt/subordinated
    notes
    and debentures....               4,698                5,669                5,486                6,581                5,383
  Dual Convertible
    Preferred Stock...                  --                   --                   --                   --                   --
  Stockholders'
    equity............               7,115                6,905                7,021                6,545                5,782
CONSOLIDATED RATIOS:
  Net interest margin
    (fully taxable
    equivalent).......                5.21%                4.75%                4.81%                4.12%                4.30%
  Return on average
    assets............                1.58                 1.36                 1.37                 (.74a)               1.07
  Return on average
    common
    stockholders'
    equity............               19.65(d)             17.34(d)             17.43(d)              9.32(a)(d)            15.66(d)
  Average
    stockholders'
    equity to average
    assets............                8.67                 8.40                 8.45                 7.91                 7.27
  Tier 1 risk-based
    capital ratio.....                7.13                 7.06                 7.67                 7.61                 9.14
  Total risk-based
    capital ratio.....               10.79                10.82                11.36                11.29                12.92
  Period-end reserve
    for credit losses
    to period-end
    loans and leases,
    net of unearned
    income............                2.42%                2.58%                2.53%                2.56%                3.25%
  Net charge-offs to
    average loans and
    leases, net of
    unearned income...                 .65                  .60                  .66                  .59                  .54
  Period-end
    nonperforming
    assets to
    period-end loans
    and leases, net of
    unearned income,
    and other real
    estate owned......                (.81e)               1.26(e)              1.23(e)              (.97e)               1.65


                              1993                 1992
                        ----------------     ----------------

CONSOLIDATED SUMMARY
OF OPERATIONS:
  Interest income
    (fully taxable
    equivalent).......  $          5,086     $          5,318
  Interest expense....             1,917                2,337
  Net interest
    income............             3,169                2,981
  Provision for credit
    losses............               327                  728
  Net interest income
    after provision
    for credit
    losses............             2,842                2,253
  Noninterest
    income............             1,636                1,784
  Noninterest
    expense...........             3,332                3,366
  Net income..........              (817b)               (366b)
EARNINGS PER COMMON
SHARE:
  Fully diluted.......  $           3.03(b)  $           1.40(b)
  Weighted average
    fully diluted
    shares
    outstanding.......       257,373,073          237,116,784
  Book value per
    common share......  $          21.76     $          17.65
  Cash dividends
    declared per
    common share......             1.025                 .825
  Common dividend
    payout ratios.....              24.6%                31.5%
RATIO OF EARNINGS TO
FIXED CHARGES:
  Excluding interest
    on deposits.......              2.36x                1.90x
  Including interest
    on deposits.......              1.56                 1.26
RATIO OF EARNINGS TO
FIXED CHARGES AND
DIVIDENDS ON PREFERRED
STOCK:
  Excluding interest
    on deposits.......              2.27                 1.82
  Including interest
    on deposits.......              1.54                 1.25
CONSOLIDATED BALANCE
SHEET--
    AVERAGE BALANCES:
  Total assets........  $         75,286     $         71,633
  Securities held to
    maturity(c).......             7,735                4,300
  Securities available
    for sale(c).......            14,140               14,061
  Loans and leases,
    net of unearned
    income............            43,283               43,029
  Interest-bearing
    deposits..........            39,766               42,031
  Short-term
    borrowings........            12,807                8,848
  Long-term
    debt/subordinated
    notes
    and debentures....             5,039                4,116
  Dual Convertible
    Preferred Stock...                --                  283
  Stockholders'
    equity............             5,311                4,118
CONSOLIDATED RATIOS:
  Net interest margin
    (fully taxable
    equivalent).......              4.63%                4.57%
  Return on average
    assets............              1.09(b)              (.51b)
  Return on average
    common
    stockholders'
    equity............             17.11(b)              9.12(b)
  Average
    stockholders'
    equity to average
    assets............              7.05                 6.14
  Tier 1 risk-based
    capital ratio.....             10.44                 9.89
  Total risk-based
    capital ratio.....             14.89                14.61
  Period-end reserve
    for credit losses
    to period-end
    loans and leases,
    net of unearned
    income............              3.82%                4.43%
  Net charge-offs to
    average loans and
    leases, net of
    unearned income...              1.35                 2.15
  Period-end
    nonperforming
    assets to
    period-end loans
    and leases, net of
    unearned income,
    and other real
    estate owned......              2.35                 4.53

------------------------
(a) Includes impact of the loss on assets held for sale or accelerated disposition ($175 million pre-tax) and merger-related charges ($490 million pre-tax) recorded in 1995. Excluding these special charges, return on average common stockholders' equity and return on average assets would have been 16.29% and 1.26%, respectively, while net income and earnings per share would have been $1,039 million and $3.77, respectively.

(b) Includes impact of cumulative effect of change in accounting method of $53 million in 1993 and extraordinary credit of $18 million in 1992.

(c) For a discussion of Fleet's reclassification in 1992 of its "securities held to maturity" to "securities available for sale", see Fleet's Current Report on Form 8-K dated October 21, 1992. Effective January 1, 1994, Fleet adopted FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The standard requires that securities available for sale be reported at fair value, with unrealized gains or losses reflected as a separate component of stockholders' equity. In connection with the adoption of FASB Statement No. 115, Fleet transferred securities netting to $345 million from the held to maturity portfolio to the available for sale portfolio. During the fourth quarter of 1995, Fleet reclassified substantially all of its securities held to maturity to securities available for sale as the FASB permitted a one-time opportunity for institutions to reassess the appropriateness of the designations of all securities.

(d) Fleet's return on average common stockholders' equity includes the average unrealized gains and losses on securities available for sale. Excluding the impact of FASB Statement No. 115, Fleet's return on average common stockholders' equity would have been 19.72%, 17.29%, 17.42%, 9.25% and 15.35%, respectively, for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994.

(e) Excludes $172 million, $287 million, $265 million and $317 million of nonperforming assets reclassified to held for sale or accelerated disposition at September 30, 1997, September 30, 1996, December 31, 1996 and December 31, 1995, respectively. Including such amounts, the ratios would have been 1.10%, 1.74%, 1.68% and 1.58% at September 30, 1997, September 30,
    1996, December 31, 1996 and December 31, 1995, respectively.

       CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

    The following is a general summary of certain U.S. Federal income and estate tax consequences expected to result under current law from the purchase, ownership, sale or other taxable disposition of Common Stock by any person or entity other than (a) a citizen or resident of the United States, (b) a corporation created or organized in or under the laws of the United States or of any State thereof (including the District of Columbia), (c) an estate or trust described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code") or (d) a person or entity otherwise subject to U.S. Federal income taxation on income from sources outside the United States (a "Non-U.S. Holder"). This summary does not address all U.S. Federal income and estate tax considerations that may be relevant to Non-U.S. Holders in light of their particular circumstances or to certain Non-U.S. Holders that may be subject to special treatment under U.S. Federal income tax laws. Furthermore, this summary does not discuss any aspects of foreign, state or local taxation. This summary is based on current provisions of the Code, existing, temporary and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. PROSPECTIVE PURCHASERS OF COMMON STOCK ARE ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK.

DIVIDENDS

    Dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding of U.S. Federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) unless the dividend is (a) effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States or (b) if a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, in which cases the dividend will be taxed at ordinary U.S. Federal income tax rates. If the Non-U.S. Holder is a corporation, such effectively connected income may also be subject to an additional "branch profits tax." A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding obligation pursuant to the above described rules.

SALE OR OTHER DISPOSITION OF COMMON STOCK

    A Non-U.S. Holder generally will not be subject to U.S. Federal income or withholding tax in respect of any gain recognized on the sale or other taxable disposition of Common Stock unless (a) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States; (b) in the case of a Non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and satisfies certain other conditions;
(c) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. Federal income tax law applicable to certain United States expatriates; or
(d)(i) Fleet is or has been during certain periods preceding the disposition a "U.S. real property holding corporation" for U.S. Federal income tax purposes (which Fleet does not believe it is or is likely to become) and, (ii) assuming that the Common Stock will be "regularly traded on an established securities market" for tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the outstanding Common Stock.

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

    On October 6, 1997, the Internal Revenue Service issued final regulations relating to withholding, information reporting and backup withholding that unify current certification procedures and forms and clarify reliance standards (the "Final Regulations"). The Final Regulations generally will be effective with respect to payments made after December 31, 1998. Except as provided below, this section describes rules applicable to payments made on or before December 31, 1998.

    DIVIDENDS. United States backup withholding tax generally will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States. Fleet must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the Non-U.S. Holder's country of residence.

    SALE OR OTHER DISPOSITION OF COMMON STOCK. Upon the sale or other taxable disposition of Common Stock by a Non-U.S. Holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31% and report the sale to the Internal Revenue Service, unless the holder certifies its Non-U.S. status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other taxable disposition of Common Stock by a Non-U.S. Holder to or through the foreign office of a United States broker, or a foreign broker with certain types of relationships to the United States, the broker must report the sale to the Internal Revenue Service (but not backup withhold), unless the broker has documentary evidence in its files that the seller is a Non-U.S. Holder and/or certain other conditions are met, or the holder otherwise establishes an exemption.

    Amounts withheld under the backup withholding rules generally are allowable as a credit against such Non-U.S. Holder's U.S. Federal income tax liability (if any), which may entitle such Non-U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

    The Final Regulations eliminate the general prior legal presumption that dividends paid to an address in a foreign country are paid to a resident of that country. In addition, the Final Regulations impose certain certification and documentation requirements on Non-U.S. Holders claiming the benefit of a reduced withholding rate with respect to dividends under a tax treaty or otherwise claiming a reduction of, or exemption from, the withholding obligation described above.

    PROSPECTIVE PURCHASERS OF THE COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE EFFECT, IF ANY, OF THE FINAL REGULATIONS ON THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE COMMON STOCK.

FEDERAL ESTATE TAXES

    Common Stock owned or treated as owned by an individual Non-U.S. Holder who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death will be included in such individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in a purchase agreement (the "U.S. Purchase Agreement"), Fleet has agreed to sell to each of the underwriters named below (the "U.S. Underwriters"), and each of the U.S. Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC are acting as representatives (the "U.S. Representatives"), has severally agreed to purchase, the number of shares of Common Stock set forth opposite their respective names below.

                                                                                     NUMBER OF
             U.S. UNDERWRITERS                                                         SHARES
-----------------------------------------------------------------------------------  ----------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.............................................................
UBS Securities LLC.................................................................
Credit Suisse First Boston Corporation.............................................
Goldman, Sachs & Co................................................................
Keefe, Bruyette & Woods, Inc.......................................................
Lehman Brothers Inc................................................................
Smith Barney Inc...................................................................

                                                                                     ----------
          Total....................................................................   8,600,000

    Fleet has also entered into a purchase agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with Merrill Lynch International and UBS Limited, acting as lead managers (the "Lead Managers") and certain other underwriters outside the United States (collectively, the "International Managers" and together with the U.S. Underwriters, the "Underwriters"). Subject to the terms and conditions set forth in the International Purchase Agreement, Fleet has agreed to sell to the International Managers, and the International Managers have severally agreed to purchase, an aggregate of 2,150,000 shares of Common Stock. The initial public offering price per share of Common Stock and the underwriting discount per share of Common Stock will be identical for each of the U.S. Offering and the International Offering.

    In each Purchase Agreement, the Underwriters named therein have agreed, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all of the shares of Common Stock being sold pursuant to such Purchase Agreement if any of the shares of Common Stock being sold pursuant to such Purchase Agreement are purchased or subscribed for. Under certain circumstances under the Purchase Agreements, the commitment of nondefaulting Underwriters may be increased. Each Purchase Agreement provides that Fleet is not obligated to sell, and the Underwriters named therein are not obligated to purchase, the shares of Common Stock under the terms of such Purchase Agreement unless all of the shares of Common Stock to be sold pursuant to the Purchase Agreements are contemporaneously sold.

    The U.S. Representatives have advised Fleet that the U.S. Underwriters propose initially to offer the shares of Common Stock offered hereby to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession
not in excess of $0.   per share. The U.S. Underwriters may allow, and such
dealers may reallow, a discount not in excess of $0.    per share on sales to
certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    Fleet has been informed that the Underwriters have entered into an agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale. Fleet has been informed that, under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common

Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any bank, broker or dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or to Canadian persons, except in each case for transactions pursuant to the Intersyndicate Agreement which, among other things, permits the Underwriters to purchase from each other and offer for resale such number of shares of Common Stock as the selling Underwriter or Underwriters and the purchasing Underwriter or Underwriters may agree.

    In connection with the Offering, the Underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended. Stabilizing transactions permit bids to purchase the Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market following completion of the Offering to cover all or a portion of a short position created by the Underwriters selling more shares of Common Stock in connection with the Offering than are available for purchase from Fleet. In addition, the Underwriters may impose "penalty bids" under contractual arrangements between the Underwriters and dealers participating in the Offering whereby they may reclaim from a dealer participating in the Offering the selling concession with respect to shares of Common Stock that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Such stabilizing transactions, syndicate covering transactions and penalty bids may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if any are undertaken, they may be discontinued at any time.

    Fleet has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

    Fleet has agreed, for a period of 60 days after the date of this Prospectus, not to sell, grant any option for the sale of or otherwise dispose of any shares of Common Stock or any security convertible into or exercisable for shares of Common Stock (except for shares of Common Stock offered hereby or issued pursuant to certain reservations and existing agreements and pursuant to stock option, employee benefit and dividend reinvestment and stock purchase plans), either directly or indirectly, without the prior written consent of the U.S. Representatives and the Lead Managers.

    Certain of the U.S. Underwriters, including the U.S. Representatives, and their associates and affiliates may be customers of, including borrowers from, engage in transactions with, and/or perform services, including investment banking services, for Fleet and its subsidiaries in the ordinary course of business.

                             AVAILABLE INFORMATION

    THIS SECTION REPLACES THE SECTION ENTITLED "AVAILABLE INFORMATION" IN THE ACCOMPANYING PROSPECTUS.

    Fleet is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Proxy statements, reports and other information concerning Fleet can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or by accessing the Commission's World Wide Web site at http://www.sec.gov. The Common Stock is listed on the NYSE. Reports, proxy material and other information concerning Fleet also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. This Prospectus Supplement and the accompanying Prospectus do not contain all the information set forth in the Registration Statement and Exhibits thereto which Fleet has filed with the Commission under the Securities Act of 1933, as amended (the "Act"), which may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by Fleet are incorporated in this Prospectus Supplement by reference:

        1. Annual Report on Form 10-K for the year ended December 31, 1996.

        2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

        3. Current Reports on Form 8-K dated January 15, 1997, February 4, 1997, April 16, 1997, July 16, 1997 and October 15, 1997.

        4. The description of the Common Stock contained in a Registration Statement filed by Industrial National Corporation (predecessor to Fleet) on Form 8-B dated May 29, 1970, and any amendment or report filed for the purpose of updating such description.

        5. The description of the Preferred Share Purchase Rights contained in Fleet's Registration Statement on Form 8-A dated November 29, 1990, and any amendment or report filed for the purpose of updating such description.

    Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

    All documents filed with the Commission by Fleet pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Common Stock offered hereby are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus Supplement and accompanying Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement and accompanying Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement and accompanying Prospectus.

    ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS). WRITTEN REQUESTS SHOULD BE MAILED TO INVESTOR RELATIONS DEPARTMENT, FLEET FINANCIAL GROUP, INC., ONE FEDERAL STREET, BOSTON, MASSACHUSETTS 02110. TELEPHONE REQUESTS MAY BE DIRECTED TO (617) 346-4000.

                                 LEGAL MATTERS

    Certain legal matters in connection with the shares of Common Stock offered hereby will be passed upon for Fleet by Edwards & Angell, Providence, Rhode Island, and for the Underwriters by Cravath, Swaine & Moore, New York, New York.
V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet National Bank, a wholly owned subsidiary of Fleet, and beneficially owns 4,052 shares of Common Stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FLEET OR BY ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FLEET SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              -------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
             PROSPECTUS SUPPLEMENT

Cautionary Statement Concerning Forward-Looking        S-2
  Statements...................................
Fleet Financial Group, Inc.....................        S-3
Recent Transactions............................        S-3
Third Quarter Results..........................        S-4
Use of Proceeds................................        S-6
Market Prices and Dividend Policy..............        S-6
Capitalization.................................        S-7
Selected Consolidated Financial Data...........        S-8
Certain United States Federal Tax Consequences        S-10
  to Non-U.S. Holders..........................
Underwriting...................................       S-12
Available Information..........................       S-14
Incorporation of Certain Documents By                 S-14
  Reference....................................
Legal Matters..................................       S-15

                  PROSPECTUS

Available Information..........................          2
Incorporation of Certain Documents by                    2
  Reference....................................
Fleet Financial Group, Inc. ...................          3
Consolidated Ratios of Earnings to Fixed                 7
  Charges and Dividends on Preferred Stock.....
Use of Proceeds................................          7
Description of Preferred Stock.................          8
Description of Depositary Shares...............         13
Description of Existing Preferred Stock........         16
Description of Common Stock....................         21
Selected Provisions in the Articles of Fleet...         23
Description of Warrants........................         24
Plan of Distribution...........................         25
Experts........................................         25
Legal Opinions.................................         26

                               10,750,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------
                             PROSPECTUS SUPPLEMENT
                              -------------------

                              MERRILL LYNCH & CO.
                                 UBS SECURITIES
                           CREDIT SUISSE FIRST BOSTON
                              GOLDMAN, SACHS & CO.
                         KEEFE, BRUYETTE & WOODS, INC.
                                LEHMAN BROTHERS
                              SALOMON SMITH BARNEY

                               DECEMBER   , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION OR AMENDMENT. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-37231

                             SUBJECT TO COMPLETION

            PRELIMINARY PROSPECTUS SUPPLEMENT DATED DECEMBER 1, 1997

PROSPECTUS SUPPLEMENT
                               10,750,000 SHARES

                                     [LOGO]
                                  COMMON STOCK
                               ------------------
    Of the 10,750,000 shares of Common Stock, par value $0.01 per share, including the associated preferred share purchase rights (the "Common Stock"), offered hereby by Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet"), 8,600,000 shares are being offered initially in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters and 2,150,000 shares are being offered initially in a concurrent offering outside the United States and Canada (the "International Offering") by the International Managers, subject to transfers between the U.S. Underwriters and the International Managers (collectively, the "Underwriters"). Such offerings are collectively referred to as the "Offering". The price to public and underwriting discount per share will be identical for both offerings. See "Underwriting".
    The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, listed on the New York Stock Exchange (the "NYSE") under the symbol "FLT". On November 28, 1997, the last reported sale price of the Common Stock as reported on the NYSE composite tape was $66.125 per share. See "Market Prices and Dividend Policy." For a description of the terms of the Common Stock, see "Description of Common Stock" in the accompanying Prospectus.
                            ------------------------

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS
   AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE BANK
         INSURANCE FUND OF THE FDIC OR BY ANY OTHER GOVERNMENTAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                          CONTRARY IS A CRIMINAL OFFENSE.

                                                      PRICE TO              UNDERWRITING            PROCEEDS TO
                                                       PUBLIC               DISCOUNT (1)             FLEET (2)
Per Share....................................            $                       $                       $
Total........................................            $                       $                       $

(1) Fleet has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(2) Before deducting expenses of the Offering estimated at $175,000 payable by Fleet.
                            ------------------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about December   , 1997.
                            ------------------------
MERRILL LYNCH INTERNATIONAL                                          UBS LIMITED
CREDIT SUISSE FIRST BOSTON
     GOLDMAN SACHS INTERNATIONAL
           KEEFE, BRUYETTE & WOODS, INC.
                 LEHMAN BROTHERS
                       SALOMON SMITH BARNEY INTERNATIONAL
                            ------------------------

          The date of this Prospectus Supplement is December   , 1997.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING AND SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

    FOR INVESTORS OUTSIDE THE UNITED STATES: NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY FLEET OR BY ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY FLEET AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    Certain statements contained in or incorporated by reference in this Prospectus Supplement and accompanying Prospectus may be considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future operating results of Fleet, including certain projections, business trends and future operating results of Fleet and the companies it is acquiring described herein under "Recent Transactions". Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to (i) expected cost savings from the acquisitions cannot fully be realized or realized within the expected timeframe; (ii) revenues following the acquisitions are lower than expected; (iii) competitive pressures among financial institutions increase significantly; (iv) costs or difficulties related to the integration of the businesses are greater than expected; (v) general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected; (vi) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged; (vii) those factors discussed in the accompanying Prospectus under "Fleet Financial Group, Inc.--Regulatory Matters"; and (viii) other risks and uncertainties detailed from time to time in the filings of Fleet with the Securities and Exchange Commission (the "Commission").

                          FLEET FINANCIAL GROUP, INC.

    THIS SECTION REPLACES THE SECTION ENTITLED "FLEET FINANCIAL GROUP, INC. -- GENERAL" IN THE ACCOMPANYING PROSPECTUS.

    Fleet is a diversified financial services company organized under the laws of the State of Rhode Island. At September 30, 1997, Fleet was the 12th largest bank holding company in the United States, with total assets of $83.6 billion, total deposits of $62.9 billion and stockholders' equity of $7.2 billion.

    Fleet is engaged in a general consumer and commercial banking and investment management business throughout the states of Connecticut, Massachusetts, New Jersey, New York, Rhode Island, Maine, New Hampshire and Florida through its five banking subsidiaries, and also provides, through its nonbanking subsidiaries, a variety of financial services, including mortgage banking, asset-based lending, consumer finance, real estate financing, securities brokerage services, capital markets services and investment banking, investment advice and management, data processing and student loan servicing.

    The principal office of Fleet is located at One Federal Street, Boston, Massachusetts 02110, telephone number (617) 346-4000.

                              RECENT TRANSACTIONS

    Consistent with Fleet's strategy to combine the strengths of a leading regional bank with the national distribution capabilities of a diversified financial services company, Fleet has agreed to make three acquisitions which will expand its investment advisory, discount brokerage and credit card business lines, as well as to expand the number and geographic diversity of its customer base. As a result of these acquisitions, customers served by Fleet are expected to increase from approximately 6.2 million to approximately 13.2 million and revenue from outside New England is expected to increase to over 50% of Fleet's total revenue.

COLUMBIA MANAGEMENT COMPANY

    On August 14, 1997, Fleet agreed to acquire Columbia Management Company ("Columbia"), a Portland, Oregon-based asset manager with 1996 revenues of $96 million and $22 billion under management, including a family of no-load mutual funds. The premium to be paid for the purchase of Columbia is $400 million. The agreement stipulates potential earnout and management retention incentives to be paid over six years. The acquisition of Columbia will increase Fleet's investment advisory assets under management by 40% and will broaden its institutional product and mutual fund offerings and both retail and institutional national client base. Following the closing of the transaction, Columbia will be run as an independent business unit of Fleet, with senior members of Columbia's management committed to remain with Columbia after the closing. Fleet currently expects this transaction to close by the end of 1997 or early in the first quarter of 1998. Fleet will account for this acquisition under the purchase method of accounting.

THE QUICK & REILLY GROUP, INC.

    On September 17, 1997, Fleet announced that it had entered into an agreement to acquire The Quick & Reilly Group, Inc. ("Quick & Reilly") at an exchange ratio of 0.578 shares of Common Stock for each share of Quick & Reilly common stock. As of October 31, 1997, approximately 38.6 million shares of Quick & Reilly common stock were issued and outstanding. Quick & Reilly is the third largest discount brokerage firm in the United States, with revenues for its fiscal year ended February 28, 1997 of $507 million.

    The Quick & Reilly transaction will give Fleet the opportunity to significantly expand its distribution channels for its consumer banking, investment management services, discount brokerage services and sales of its mutual fund and annuity products. The transaction will also allow Fleet to expand its retail customer base and provide its existing customers with additional investment and securities products. Quick & Reilly will be operated as an independent operation within Fleet's investment management services division. As part of the transaction, the top six members of Quick & Reilly's management have entered into five-year employment agreements to continue with Fleet following the closing. The agreement also provides for management retention and performance-based incentives to be paid to Quick & Reilly's senior managers over three years.

    Quick & Reilly operates as a holding company for its four principal operating subsidiaries: Quick & Reilly, Inc. ("Q&R, Inc."), a New York Stock Exchange member organization performing discount brokerage services for individual retail customers; U.S. Clearing Corp., a securities clearing operation which clears all securities transactions for Q&R, Inc.'s customer accounts and other correspondent brokerage firms; JJC Specialist Corp., one of the largest specialist firms on the floor of the New York Stock Exchange, making a market in the equity securities of New York Stock Exchange-listed companies; and Nash Weiss & Co., a brokerage firm which acts as a market maker in over-the-counter securities.

    The acquisition, to be accounted for as a pooling of interests, is expected to close early in the first quarter of 1998.

ADVANTA CORPORATION

    On October 28, 1997, Fleet agreed to acquire the credit card operations of Advanta Corporation ("Advanta") for a premium of approximately $500 million, with an aggregate potential $100 million earnout to be paid over five years. Advanta's credit card operations, which earned $30 million in the third quarter of 1997, will add approximately $11.5 billion in managed credit card receivables. Following consummation of this transaction and the combination of Fleet's credit card operations with those of Advanta's, Fleet believes that it will be among the top ten issuers of credit cards in the United States, with approximately $14 billion in managed receivables and over 8 million customers.

    The acquisition of Advanta's credit card operations will allow Fleet to compete on a larger scale in a competitive environment of credit card business consolidations in order to retain and grow Fleet's customer base. Fleet believes that this acquisition will enhance Fleet's credit card operations by providing the opportunity to combine Fleet's risk management practices with Advanta's state of the art database technology, direct marketing, and product testing capabilities in the credit card business.

    The transaction, to be accounted for under the purchase method of accounting, is expected to close in the first quarter of 1998.

                             THIRD QUARTER RESULTS

    Fleet reported net income of $329 million for the third quarter of 1997, or $1.20 per common share, an increase of 18%, compared to $295 million, or $1.02 per common share, earned in the third quarter of 1996. Return on average assets and return on common equity for the third quarter of 1997 were 1.60% and 19.89%, respectively, as compared to 1.35% and 17.83%, respectively, for the third quarter of 1996. Net income for the first nine months of 1997 was $968 million, or $3.48 per common share, an increase of 20%, compared to $836 million, or $2.91 per common share, for the first nine months of 1996.

    Net interest income totaled $926 million during the third quarter of 1997, an increase of $10 million from the second quarter of 1997 and a decrease of $8 million from the third quarter of 1996. The increase in net interest income from the second quarter is primarily attributable to $1.1 billion of growth in the loan portfolio. Net interest margin for the third quarter of 1997 was 5.23%, compared to 5.25% for the second quarter of 1997 and 5.01% for the third quarter of 1996.

    The provision for credit losses in the third quarter of 1997 was $85 million, as compared to $65 million for the third quarter of 1996. Net charge-offs for the third quarter of 1997 were $93 million, as compared to $110 million for the third quarter of 1996, the result of continued improvement in Fleet's commercial credit portfolios. Nonperforming assets in the third quarter of 1997 totaled $479 million, a decrease of $52 million from the second quarter of 1997 and $280 million from the third quarter of 1996. The reserve for credit losses was $1.4 billion, $1.4 billion and $1.5 billion at September 30, 1997, June 30, 1997 and September 30, 1996, respectively. The reserve for credit losses represented 2.4%, 2.5% and 2.6% of total loans at September 30, 1997, June 30, 1997 and September 30, 1996, respectively.

    Noninterest income in the third quarter of 1997 totaled $514 million, an increase of $30 million over the third quarter of 1996, after adjusting for divested businesses. While growth was experienced in nearly all major core noninterest revenue categories, the results of certain strategic initiatives were particularly noteworthy. After adjusting for the sale of the corporate trust business, investment services revenue in the third quarter of 1997 increased by $16 million, or 18%, from the third quarter of 1996 due to growth in the levels of managed assets fueled by the strong equity market. Revenues in the third quarter of 1997 from the corporate finance division, which was established in March 1996, increased by $18 million to $21 million from the third quarter of 1996. Noninterest expense in the third quarter of 1997 totaled $791 million, a decrease of $70 million as compared to $861 million during the third quarter of 1996.

    Total assets at September 30, 1997 were $83.6 billion, compared to $83.4 billion at June 30, 1997. Stockholders' equity amounted to $7.2 billion at September 30, 1997, compared to $7.0 billion at June 30, 1997.

                                USE OF PROCEEDS

    The net proceeds of the Offering are estimated to be approximately $696 million, after deduction of the underwriting discount and estimated offering expenses and assuming an offering price of $66.125 per share, the last reported sale price of the Common Stock as reported on the NYSE composite tape on November 28, 1997. Fleet intends to use approximately $500 million of the net proceeds of the Offering in connection with the Advanta transaction and the remaining net proceeds for general corporate purposes, principally to extend credit to, or fund investments in, its subsidiaries. The precise amounts and timing of extensions of credit to, and investments in, such subsidiaries will depend upon the subsidiaries' funding requirements and the availability of other funds. Pending such applications, the net proceeds may be temporarily invested in marketable securities or applied to the reduction of Fleet's short-term indebtedness. Based upon the historic and anticipated future growth of Fleet and the financial needs of its subsidiaries, Fleet may engage in additional financing of a character and amount to be determined as the need arises.

                       MARKET PRICES AND DIVIDEND POLICY

    The Common Stock is listed on the NYSE under the symbol "FLT". At October 31, 1997, there were 250,218,766 shares of Common Stock outstanding which were held by approximately 55,046 holders of record and approximately 165,138 beneficial owners.

    The following table sets forth the high and low sales prices for Fleet Common Stock as reported on the NYSE composite tape, and the cash dividends declared, for the calendar periods indicated.

                                                                                          PRICE             CASH
                                                                                   --------------------   DIVIDENDS
CALENDAR YEAR                                                                        HIGH        LOW      DECLARED
---------------------------------------------------------------------------------  ---------  ---------  -----------
1995
First Quarter....................................................................  $  34.625  $  30.875   $     .40
Second Quarter...................................................................     38.375     32.125         .40
Third Quarter....................................................................     39.125     35.000         .40
Fourth Quarter...................................................................     43.000     38.125         .43

1996
First Quarter....................................................................  $  42.500  $  39.250   $     .43
Second Quarter...................................................................     45.375     40.375         .43
Third Quarter....................................................................     44.625     38.500         .43
Fourth Quarter...................................................................     55.875     44.875         .45

1997
First Quarter....................................................................  $  62.750  $  49.625   $     .45
Second Quarter...................................................................     65.813     55.500         .45
Third Quarter....................................................................     70.750     63.375         .45
Fourth Quarter (through November 28, 1997).......................................     69.563     61.938         .49

    The last sale price of the Common Stock as reported on the NYSE composite tape on November 28, 1997 was $66.125 per share.

    In the fourth quarter of 1997, the Board of Directors of Fleet increased the quarterly dividend from $.45 to $.49 per share. The declaration and amount of future dividends, including any dividend to be declared during the first quarter of 1998, will depend on circumstances existing at the time, including Fleet's earnings, financial condition and capital requirements as well as regulatory limitations and such other factors as the Board of Directors may deem relevant. As described under "Fleet Financial Group, Inc.--Regulatory Matters" in the accompanying Prospectus, federal law limits the ability of Fleet's subsidiary national banks to pay dividends to Fleet.

                                 CAPITALIZATION

    The following table sets forth the actual consolidated capitalization of Fleet at September 30, 1997, and Fleet's capitalization as adjusted to give effect to the Offering, assuming a price per share of $66.125, the last reported sale price of the Common Stock as reported on the NYSE composite tape on November 28, 1997. This table should be read in conjunction with Fleet's consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference".

                                                                                     AS
                                                                        ACTUAL    ADJUSTED
                                                                       ---------  ---------
                                                                         AT SEPTEMBER 30,
                                                                               1997
                                                                       --------------------

                                                                           (DOLLARS IN
                                                                            MILLIONS)
Long-term debt.......................................................  $   4,459  $   4,459

STOCKHOLDERS' EQUITY
  Preferred stock, $1.00 par value...................................        835        835
  Common stock, $.01 par value.......................................          3          3
  Common surplus.....................................................      3,112      3,202
  Retained earnings..................................................      3,919      3,919
  Net unrealized gain on securities..................................         71         71
  Treasury stock.....................................................       (753)      (147)
                                                                       ---------  ---------

Total stockholders' equity...........................................      7,187      7,883
                                                                       ---------  ---------

Total long-term debt and stockholders' equity........................  $  11,646  $  12,342
                                                                       ---------  ---------
                                                                       ---------  ---------

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following unaudited consolidated summary sets forth selected financial data for Fleet and its subsidiaries for the nine months ended September 30, 1997 and 1996 and for each of the years in the five-year period ending December 31, 1996. The following summary should be read in conjunction with the financial information incorporated herein by reference to other documents. See "Incorporation of Certain Documents by Reference". The summary for the nine months ended September 30, 1997 and 1996 is based on unaudited financial statements which include all adjustments that, in the opinion of management of Fleet, are necessary for a fair presentation of the results of the respective interim periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results expected for 1997 or any other interim period. Certain amounts in prior periods have been reclassified to conform to current-year presentation.

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                                  YEAR ENDED DECEMBER 31,
                          -------------------------------------     ----------------------------------------------------------
                                1997                 1996                 1996                 1995                 1994
                          ----------------     ----------------     ----------------     ----------------     ----------------
                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

CONSOLIDATED SUMMARY
OF OPERATIONS:
  Interest income
    (fully taxable
    equivalent).......    $          4,393     $          4,379     $          5,878     $          6,069     $          5,260
  Interest expense....               1,649                1,850                2,439                3,005                2,161
  Net interest
    income............               2,744                2,529                3,439                3,064                3,099
  Provision for credit
    losses............                 233                  148                  213                  101                   65
  Net interest income
    after provision
    for credit
    losses............               2,511                2,381                3,226                2,963                3,034
  Noninterest
    income............               1,730                1,484                2,013                1,665                1,468
  Noninterest
    expense...........               2,584                2,416                3,272                3,550                3,070
  Net income..........                 968                  836                1,139                 (610a)                849
EARNINGS PER COMMON
SHARE:
  Fully diluted.......    $           3.48     $           2.91     $           3.95     $           1.57(a)  $           3.09
  Weighted average
    fully diluted
    shares
    outstanding.......         264,022,822          269,259,878          270,393,996          265,886,363          264,828,469
  Book value per
    common share......    $          25.42     $          23.90     $          24.66     $          22.71     $          20.68
  Cash dividends
    declared per
    common share......                1.35                 1.29                 1.74                 1.63                 1.40
  Common dividend
    payout ratios.....                37.3%                43.3%                42.8%                90.4%                36.8%
RATIO OF EARNINGS TO
FIXED CHARGES:
  Excluding interest
    on deposits.......                4.60x                3.41x                3.62x                1.78x                2.33x
  Including interest
    on deposits.......                1.97                 1.75                 1.78                 1.34                 1.62
RATIO OF EARNINGS TO
FIXED CHARGES AND
DIVIDENDS ON PREFERRED
STOCK:
  Excluding interest
    on deposits.......                4.04                 3.10                 3.26                 1.74                 2.27
  Including interest
    on deposits.......                1.92                 1.72                 1.74                 1.33                 1.61
CONSOLIDATED BALANCE
SHEET--
    AVERAGE BALANCES:
  Total assets........    $         82,092     $         82,220     $         83,124     $         82,727     $         79,561
  Securities held to
    maturity(c).......               1,138                  980                1,045                7,736                8,787
  Securities available
    for sale(c).......               7,395               10,836               10,287               12,779               16,923
  Loans and leases,
    net of unearned
    income............              58,593               55,004               56,074               51,043               44,102
  Interest-bearing
    deposits..........              47,703               46,489               47,334               43,120               40,113
  Short-term
    borrowings........               4,433                6,497                5,844               14,046               15,355
  Long-term
    debt/subordinated
    notes
    and debentures....               4,698                5,669                5,486                6,581                5,383
  Dual Convertible
    Preferred Stock...                  --                   --                   --                   --                   --
  Stockholders'
    equity............               7,115                6,905                7,021                6,545                5,782
CONSOLIDATED RATIOS:
  Net interest margin
    (fully taxable
    equivalent).......                5.21%                4.75%                4.81%                4.12%                4.30%
  Return on average
    assets............                1.58                 1.36                 1.37                 (.74a)               1.07
  Return on average
    common
    stockholders'
    equity............               19.65(d)             17.34(d)             17.43(d)              9.32(a)(d)            15.66(d)
  Average
    stockholders'
    equity to average
    assets............                8.67                 8.40                 8.45                 7.91                 7.27
  Tier 1 risk-based
    capital ratio.....                7.13                 7.06                 7.67                 7.61                 9.14
  Total risk-based
    capital ratio.....               10.79                10.82                11.36                11.29                12.92
  Period-end reserve
    for credit losses
    to period-end
    loans and leases,
    net of unearned
    income............                2.42%                2.58%                2.53%                2.56%                3.25%
  Net charge-offs to
    average loans and
    leases, net of
    unearned income...                 .65                  .60                  .66                  .59                  .54
  Period-end
    nonperforming
    assets to
    period-end loans
    and leases, net of
    unearned income,
    and other real
    estate owned......                (.81e)               1.26(e)              1.23(e)              (.97e)               1.65


                              1993                 1992
                        ----------------     ----------------

CONSOLIDATED SUMMARY
OF OPERATIONS:
  Interest income
    (fully taxable
    equivalent).......  $          5,086     $          5,318
  Interest expense....             1,917                2,337
  Net interest
    income............             3,169                2,981
  Provision for credit
    losses............               327                  728
  Net interest income
    after provision
    for credit
    losses............             2,842                2,253
  Noninterest
    income............             1,636                1,784
  Noninterest
    expense...........             3,332                3,366
  Net income..........              (817b)               (366b)
EARNINGS PER COMMON
SHARE:
  Fully diluted.......  $           3.03(b)  $           1.40(b)
  Weighted average
    fully diluted
    shares
    outstanding.......       257,373,073          237,116,784
  Book value per
    common share......  $          21.76     $          17.65
  Cash dividends
    declared per
    common share......             1.025                 .825
  Common dividend
    payout ratios.....              24.6%                31.5%
RATIO OF EARNINGS TO
FIXED CHARGES:
  Excluding interest
    on deposits.......              2.36x                1.90x
  Including interest
    on deposits.......              1.56                 1.26
RATIO OF EARNINGS TO
FIXED CHARGES AND
DIVIDENDS ON PREFERRED
STOCK:
  Excluding interest
    on deposits.......              2.27                 1.82
  Including interest
    on deposits.......              1.54                 1.25
CONSOLIDATED BALANCE
SHEET--
    AVERAGE BALANCES:
  Total assets........  $         75,286     $         71,633
  Securities held to
    maturity(c).......             7,735                4,300
  Securities available
    for sale(c).......            14,140               14,061
  Loans and leases,
    net of unearned
    income............            43,283               43,029
  Interest-bearing
    deposits..........            39,766               42,031
  Short-term
    borrowings........            12,807                8,848
  Long-term
    debt/subordinated
    notes
    and debentures....             5,039                4,116
  Dual Convertible
    Preferred Stock...                --                  283
  Stockholders'
    equity............             5,311                4,118
CONSOLIDATED RATIOS:
  Net interest margin
    (fully taxable
    equivalent).......              4.63%                4.57%
  Return on average
    assets............              1.09(b)              (.51b)
  Return on average
    common
    stockholders'
    equity............             17.11(b)              9.12(b)
  Average
    stockholders'
    equity to average
    assets............              7.05                 6.14
  Tier 1 risk-based
    capital ratio.....             10.44                 9.89
  Total risk-based
    capital ratio.....             14.89                14.61
  Period-end reserve
    for credit losses
    to period-end
    loans and leases,
    net of unearned
    income............              3.82%                4.43%
  Net charge-offs to
    average loans and
    leases, net of
    unearned income...              1.35                 2.15
  Period-end
    nonperforming
    assets to
    period-end loans
    and leases, net of
    unearned income,
    and other real
    estate owned......              2.35                 4.53

------------------------
(a) Includes impact of the loss on assets held for sale or accelerated disposition ($175 million pre-tax) and merger-related charges ($490 million pre-tax) recorded in 1995. Excluding these special charges, return on average common stockholders' equity and return on average assets would have been 16.29% and 1.26%, respectively, while net income and earnings per share would have been $1,039 million and $3.77, respectively.

(b) Includes impact of cumulative effect of change in accounting method of $53 million in 1993 and extraordinary credit of $18 million in 1992.

(c) For a discussion of Fleet's reclassification in 1992 of its "securities held to maturity" to "securities available for sale", see Fleet's Current Report on Form 8-K dated October 21, 1992. Effective January 1, 1994, Fleet adopted FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The standard requires that securities available for sale be reported at fair value, with unrealized gains or losses reflected as a separate component of stockholders' equity. In connection with the adoption of FASB Statement No. 115, Fleet transferred securities netting to $345 million from the held to maturity portfolio to the available for sale portfolio. During the fourth quarter of 1995, Fleet reclassified substantially all of its securities held to maturity to securities available for sale as the FASB permitted a one-time opportunity for institutions to reassess the appropriateness of the designations of all securities.

(d) Fleet's return on average common stockholders' equity includes the average unrealized gains and losses on securities available for sale. Excluding the impact of FASB Statement No. 115, Fleet's return on average common stockholders' equity would have been 19.72%, 17.29%, 17.42%, 9.25% and 15.35%, respectively, for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994.

(e) Excludes $172 million, $287 million, $265 million and $317 million of nonperforming assets reclassified to held for sale or accelerated disposition at September 30, 1997, September 30, 1996, December 31, 1996 and December 31, 1995, respectively. Including such amounts, the ratios would have been 1.10%, 1.74%, 1.68% and 1.58% at September 30, 1997, September 30,
    1996, December 31, 1996 and December 31, 1995, respectively.

       CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

    The following is a general summary of certain U.S. Federal income and estate tax consequences expected to result under current law from the purchase, ownership, sale or other taxable disposition of Common Stock by any person or entity other than (a) a citizen or resident of the United States, (b) a corporation created or organized in or under the laws of the United States or of any State thereof (including the District of Columbia), (c) an estate or trust described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code") or (d) a person or entity otherwise subject to U.S. Federal income taxation on income from sources outside the United States (a "Non-U.S. Holder"). This summary does not address all U.S. Federal income and estate tax considerations that may be relevant to Non-U.S. Holders in light of their particular circumstances or to certain Non-U.S. Holders that may be subject to special treatment under U.S. Federal income tax laws. Furthermore, this summary does not discuss any aspects of foreign, state or local taxation. This summary is based on current provisions of the Code, existing, temporary and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. PROSPECTIVE PURCHASERS OF COMMON STOCK ARE ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK.

DIVIDENDS

    Dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding of U.S. Federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) unless the dividend is (a) effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States or (b) if a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, in which cases the dividend will be taxed at ordinary U.S. Federal income tax rates. If the Non-U.S. Holder is a corporation, such effectively connected income may also be subject to an additional "branch profits tax." A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding obligation pursuant to the above described rules.

SALE OR OTHER DISPOSITION OF COMMON STOCK

    A Non-U.S. Holder generally will not be subject to U.S. Federal income or withholding tax in respect of any gain recognized on the sale or other taxable disposition of Common Stock unless (a) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States; (b) in the case of a Non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and satisfies certain other conditions;
(c) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. Federal income tax law applicable to certain United States expatriates; or
(d)(i) Fleet is or has been during certain periods preceding the disposition a "U.S. real property holding corporation" for U.S. Federal income tax purposes (which Fleet does not believe it is or is likely to become) and, (ii) assuming that the Common Stock will be "regularly traded on an established securities market" for tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the outstanding Common Stock.

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

    On October 6, 1997, the Internal Revenue Service issued final regulations relating to withholding, information reporting and backup withholding that unify current certification procedures and forms and clarify reliance standards (the "Final Regulations"). The Final Regulations generally will be effective with respect to payments made after December 31, 1998. Except as provided below, this section describes rules applicable to payments made on or before December 31, 1998.

    DIVIDENDS. United States backup withholding tax generally will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States. Fleet must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the Non-U.S. Holder's country of residence.

    SALE OR OTHER DISPOSITION OF COMMON STOCK. Upon the sale or other taxable disposition of Common Stock by a Non-U.S. Holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31% and report the sale to the Internal Revenue Service, unless the holder certifies its Non-U.S. status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other taxable disposition of Common Stock by a Non-U.S. Holder to or through the foreign office of a United States broker, or a foreign broker with certain types of relationships to the United States, the broker must report the sale to the Internal Revenue Service (but not backup withhold), unless the broker has documentary evidence in its files that the seller is a Non-U.S. Holder and/or certain other conditions are met, or the holder otherwise establishes an exemption.

    Amounts withheld under the backup withholding rules generally are allowable as a credit against such Non-U.S. Holder's U.S. Federal income tax liability (if any), which may entitle such Non-U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

    The Final Regulations eliminate the general prior legal presumption that dividends paid to an address in a foreign country are paid to a resident of that country. In addition, the Final Regulations impose certain certification and documentation requirements on Non-U.S. Holders claiming the benefit of a reduced withholding rate with respect to dividends under a tax treaty or otherwise claiming a reduction of, or exemption from, the withholding obligation described above.

    PROSPECTIVE PURCHASERS OF THE COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE EFFECT, IF ANY, OF THE FINAL REGULATIONS ON THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE COMMON STOCK.

FEDERAL ESTATE TAXES

    Common Stock owned or treated as owned by an individual Non-U.S. Holder who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death will be included in such individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in a purchase agreement (the "International Purchase Agreement"), Fleet has agreed to sell to each of the underwriters named below (the "International Managers"), and each of the International Managers, for whom Merrill Lynch International and UBS Limited are acting as representatives (the "Lead Managers"), has severally agreed to purchase, the number of shares of Common Stock set forth opposite their respective names below.

                                                                                   NUMBER OF
             INTERNATIONAL MANAGERS                                                  SHARES
---------------------------------------------------------------------------------  ----------
Merrill Lynch International......................................................
UBS Limited......................................................................
Credit Suisse First Boston (Europe) Limited......................................
Goldman Sachs International......................................................
Keefe, Bruyette & Woods, Inc.....................................................
Lehman Brothers International (Europe)...........................................
Smith Barney Inc.................................................................

                                                                                   ----------
          Total..................................................................   2,150,000

    Fleet has also entered into a purchase agreement (the "U.S. Purchase Agreement" and, together with the International Purchase Agreement, the "Purchase Agreements") with Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, acting as representatives (the "U.S. Representatives") and certain other underwriters in the United States (collectively, the "U.S. Underwriters" and together with the "International Managers", the "Underwriters"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, Fleet has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have severally agreed to purchase, an aggregate of 8,600,000 shares of Common Stock. The initial public offering price per share of Common Stock and the underwriting discount per share of Common Stock will be identical for each of the International Offering and the U.S. Offering.

    In each Purchase Agreement, the Underwriters named therein have agreed, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all of the shares of Common Stock being sold pursuant to such Purchase Agreement if any of the shares of Common Stock being sold pursuant to such Purchase Agreement are purchased or subscribed for. Under certain circumstances under the Purchase Agreements, the commitment of nondefaulting Underwriters may be increased. Each Purchase Agreement provides that Fleet is not obligated to sell, and the Underwriters named therein are not obligated to purchase, the shares of Common Stock under the terms of such Purchase Agreement unless all of the shares of Common Stock to be sold pursuant to the Purchase Agreements are contemporaneously sold.

    The Lead Managers have advised Fleet that the International Managers propose initially to offer the shares of Common Stock offered hereby to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess
of $0.   per share. The International Managers may allow, and such dealers may
reallow, a discount not in excess of $0.    per share on sales to certain other
dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    Fleet has been informed that the Underwriters have entered into an agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of

Common Stock to each other for purposes of resale. Fleet has been informed that, under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any bank, broker or dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or to Canadian persons, except in each case for transactions pursuant to the Intersyndicate Agreement which, among other things, permits the Underwriters to purchase from each other and offer for resale such number of shares of Common Stock as the selling Underwriter or Underwriters and the purchasing Underwriter or Underwriters may agree.

    Each International Manager has agreed that (i) it has not offered or sold and will not offer or sell any shares of the Common Stock offered hereby to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from, or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

    In connection with the Offering, the Underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended. Stabilizing transactions permit bids to purchase the Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market following completion of the Offering to cover all or a portion of a short position created by the Underwriters selling more shares of Common Stock in connection with the Offering than are available for purchase from Fleet. In addition, the Underwriters may impose "penalty bids" under contractual arrangements between the Underwriters and dealers participating in the Offering whereby they may reclaim from a dealer participating in the Offering the selling concession with respect to shares of Common Stock that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Such stabilizing transactions, syndicate covering transactions and penalty bids may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if any are undertaken, they may be discontinued at any time.

    Fleet has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

    Fleet has agreed, for a period of 60 days after the date of this Prospectus, not to sell, grant any option for the sale of or otherwise dispose of any shares of Common Stock or any security convertible into or exercisable for shares of Common Stock (except for shares of Common Stock offered hereby or issued pursuant to certain reservations and existing agreements and pursuant to stock option, employee benefit and dividend reinvestment and stock purchase plans), either directly or indirectly, without the prior written consent of the U.S. Representatives and the Lead Managers.

    Certain of the International Managers, including the Lead Managers, and their associates and affiliates may be customers of, including borrowers from, engage in transactions with, and/or perform services, including investment banking services, for Fleet and its subsidiaries in the ordinary course of business.

                             AVAILABLE INFORMATION

    THIS SECTION REPLACES THE SECTION ENTITLED "AVAILABLE INFORMATION" IN THE ACCOMPANYING PROSPECTUS.

    Fleet is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Proxy statements, reports and other information concerning Fleet can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or by accessing the Commission's World Wide Web site at http://www.sec.gov. The Common Stock is listed on the NYSE. Reports, proxy material and other information concerning Fleet also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. This Prospectus Supplement and the accompanying Prospectus do not contain all the information set forth in the Registration Statement and Exhibits thereto which Fleet has filed with the Commission under the Securities Act of 1933, as amended (the "Act"), which may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by Fleet are incorporated in this Prospectus Supplement by reference:

        1. Annual Report on Form 10-K for the year ended December 31, 1996.

        2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

        3. Current Reports on Form 8-K dated January 15, 1997, February 4, 1997, April 16, 1997, July 16, 1997 and October 15, 1997.

        4. The description of the Common Stock contained in a Registration Statement filed by Industrial National Corporation (predecessor to Fleet) on Form 8-B dated May 29, 1970, and any amendment or report filed for the purpose of updating such description.

        5. The description of the Preferred Share Purchase Rights contained in Fleet's Registration Statement on Form 8-A dated November 29, 1990, and any amendment or report filed for the purpose of updating such description.

    Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

    All documents filed with the Commission by Fleet pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Common Stock offered hereby are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus Supplement and accompanying Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement and accompanying Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement and accompanying Prospectus.

    ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS). WRITTEN REQUESTS SHOULD BE MAILED TO INVESTOR RELATIONS DEPARTMENT, FLEET FINANCIAL GROUP, INC., ONE FEDERAL STREET, BOSTON, MASSACHUSETTS 02110. TELEPHONE REQUESTS MAY BE DIRECTED TO (617) 346-4000.

                                 LEGAL MATTERS

    Certain legal matters in connection with the shares of Common Stock offered hereby will be passed upon for Fleet by Edwards & Angell, Providence, Rhode Island, and for the Underwriters by Cravath, Swaine & Moore, New York, New York.
V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet National Bank, a wholly owned subsidiary of Fleet, and beneficially owns 4,052 shares of Common Stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FLEET OR BY ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FLEET SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              -------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
             PROSPECTUS SUPPLEMENT
Cautionary Statement Concerning Forward-Looking        S-2
  Statements...................................
Fleet Financial Group, Inc.....................        S-3
Recent Transactions............................        S-3
Third Quarter Results..........................        S-4
Use of Proceeds................................        S-6
Market Prices and Dividend Policy..............        S-6
Capitalization.................................        S-7
Selected Consolidated Financial Data...........        S-8
Certain United States Federal Tax Consequences        S-10
  to Non-U.S. Holders..........................
Underwriting...................................       S-12
Available Information..........................       S-14
Incorporation of Certain Documents by                 S-14
  Reference....................................
Legal Matters..................................       S-15
                  PROSPECTUS
Available Information..........................          2
Incorporation of Certain Documents by                    2
  Reference....................................
Fleet Financial Group, Inc.....................          3
Consolidated Ratios of Earnings to Fixed                 7
  Charges and Dividends on Preferred Stock.....
Use of Proceeds................................          7
Description of Preferred Stock.................          8
Description of Depositary Shares...............         13
Description of Existing Preferred Stock........         16
Description of Common Stock....................         21
Selected Provisions in the Articles of Fleet...         23
Description of Warrants........................         24
Plan of Distribution...........................         25
Experts........................................         25
Legal Opinions.................................         26

                               10,750,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------
                             PROSPECTUS SUPPLEMENT
                              -------------------

                          MERRILL LYNCH INTERNATIONAL
                                  UBS LIMITED

                           CREDIT SUISSE FIRST BOSTON
                          GOLDMAN SACHS INTERNATIONAL
                         KEEFE, BRUYETTE & WOODS, INC.
                                LEHMAN BROTHERS
                       SALOMON SMITH BARNEY INTERNATIONAL

                               DECEMBER   , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------